Delta Natural Gas Company, Inc. Amended and
Restated Dividend Reinvestment and Stock
Purchase Plan ("the Plan") Authorization Form

TO:  Liberty National Bank and Trust
     Company of Kentucky
     416 West Jefferson Street
     Louisville, Kentucky  40202
     Attention:  Corporate Trust Operations
     Agent for Delta Natural Gas Company, Inc.


I wish to participate in the Plan and hereby      Please sign exactly as your
appoint you to act as my agent for this purpose   names(s) appear(s) in the
subject to the Terms and Conditions of the Plan   Company's shareholder
as set forth in Delta's current Prospectus, a     records if you are a Share-
copy of which I have recived. I authorize you to  holder (s), or as you apply any Initial Investment or Optional Invest-  wish your name(s) to
ment accompanying this Form and all future cash   appear in the Company's
dividends payable to me and received by you on    records, if you are a
shares of Delta's Common Stock registered in      Non-Shareholder(s)
my name to the extent indicated on the reverse    making an Initial
side of this form, to the purchase of full and    Investment.
fractional shares of Delta's Common Stock for
my account.
                                                 _____________________________
                                                       SHAREHOLDER

                                                _____________________________
     (Continued on other side)                         SHAREHOLDER

                    THIS IS NOT A PROXY.
                                                ____________________________
                                                        DATE

I wish to participate in Delta's Dividend Reinvestment and Stock Purchase Plan. I choose the following investment option:

                       AUTOMATIC DIVIDEND REINVESTMENT
Check only one box:
__    Full  Dividend  Reinvestment:  to reinvest all cash  dividends  on  all shares of the Company's Common Stock now or subsequently registered in my name;

__   Percent Dividend Reinvestment:  to reinvest _____% of all cash dividends on all shares of the Company's Common Stock now or subsequently registered in my name. The remainder of all such cash dividends will be sent directly to me;

__ Fixed Amount Dividend Reinvestment: to reinvest $________ in each period of any cash dividends on all shares of the Company's Common Stock now or subsequently registered in my name. Any excess of the cash dividend over the dollar amount specified will be sent directly to me. If the cash dividend is less than the dollar amount I have indicated then the entire cash dividend will be invested.

                             OPTIONAL INVESTMENT

I wish to make an optional cash payment of $________ (at least $25 but not more than $50,000 per year). My check made payable to Liberty National Bank and Trust Company of Kentucky is enclosed.

                             INITIAL INVESTMENT

A  Non-Shareholder  may join the Plan by making an Initial  Investment.   The
minimum Initial Investment is $100, and the maximum Initial Investment is $50,000. I wish to make an Initial Investment of $___________.

                                 TERMINATION

I understand that I may terminate my participation at any time by appropriate written notice to Liberty National Bank and Trust Company of Kentucky, Corporate Trust Operations, 416 West Jefferson Street, Louisville, KY 40202.